Cathay General Bancorp Repays Remaining $129 Million of TARP

LOS ANGELES, Sept. 30, 2013 /PRNewswire/ -- Cathay General Bancorp (the "Company", NASDAQ: CATY), the holding company for Cathay Bank, announced today that it has redeemed all 129,000 remaining shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series B (the "Series B Preferred Stock"), that had been issued under the U.S. Treasury's TARP Capital Purchase Program, for $129 million, plus accrued and unpaid dividends. The shares of Series B Preferred Stock were redeemed at their stated liquidation preference of $1,000 per share, plus accrued and unpaid dividends.

Dunson K. Cheng, Chairman of the Board, President, and Chief Executive Officer of the Company stated, "This redemption marks a key milestone in our progress. We have now completed repayment of our TARP obligation, which provided us with extra capital as protection against the impact of the economic downturn. We are very pleased that our retained earnings and liquidity have enabled us to complete this repayment, which continues to demonstrate our financial strength."

J.P. Morgan Securities LLC served as capital advisor to the Company on its capital plan submission and TARP repayment application.

FORWARD-LOOKING STATEMENTS

Statements made in this press release, other than statements of historical fact, are forward-looking statements within the meaning of the applicable provisions of the Private Securities Litigation Reform Act of 1995 regarding management's beliefs, projections, and assumptions concerning future results and events. Forward-looking statements are based on estimates, beliefs, projections, and assumptions of management and are not guarantees of future performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. Some of these risks are described in the Company's Annual Report on Form 10-K for the year ended December 31, 2012 (Item 1A in particular), other reports filed with the Securities and Exchange Commission ("SEC"), and other filings the Company makes with the SEC from time to time. The Company has no intention and undertakes no obligation to update any forward-looking statement or to publicly announce any revision of any forward-looking statement to reflect future developments or events, except as required by law.

CONTACT: Heng W. Chen, +1-626-279-3652